Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors of
Bridge Street Financial, Inc.


         We consent to the incorporation by reference in the Registration Statement Nos. 333-101421 and 333-102339 on Form S-8 of Bridge Street Financial, Inc. of our report dated January 17, 2003, with respect to the consolidated statements of financial condition of Oswego County Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, which report is incorporated by reference in the December 31, 2002 Annual Report on Form l0-KSB of Bridge Street Financial, Inc.


                                                 /s/ KPMG LLP


March 26, 2003
Syracuse, New York